Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Greenlane Holdings, Inc. on Form S-1 of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements of Greenlane Holdings, Inc. as of December 31, 2021 and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of Greenlane Holdings, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

October 7, 2022